UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

September 28, 2010

GeoMet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32960	76-0662382
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Fannin, Suite 1850

Houston, Texas 77010

(Address of principal executive offices including Zip Code)

(713) 659-3855

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 28, 2010, GeoMet, Inc. (the “Company”) received a deficiency letter from the staff of The Nasdaq Stock Market, advising the Company that, for the previous 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share required under NASDAQ Marketplace Rule 5450(a)(1) for continued listing on the NASDAQ Global Market. The notification letter states that the Company will be afforded 180 calendar days to regain compliance with the minimum bid price requirement. In order to regain compliance, the bid price of the Company’s common stock must close at $1.00 per share or more for a minimum of ten consecutive business days.

The initial grace period expires on March 28, 2011. In the event that the bid price deficiency is not cured by that time, the Company’s securities will be subject to delisting. An additional 180-day period will be available to regain compliance if the Company transfers its listing to the NASDAQ Capital Market and meets all other listing requirements. The Company intends to actively monitor the bid price for its common stock between now and March 28, 2011, and will consider all available options to resolve the deficiency and regain compliance with the NASDAQ Global Market minimum bid price requirement. The notification letter has no effect on the listing or trading of the Company’s common stock and preferred stock on the NASDAQ Global Market at this time.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document
99.1	Press Release dated October 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeoMet, Inc.
(Registrant)

Dated: October 4, 2010	By:	/S/ William C. Rankin
	Name:	William C. Rankin
	Title:	Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Document
99.1	Press Release dated October 4, 2010.